EXHIBIT 99.2

Washington Banking Increases Quarterly Dividend

OAK HARBOR, WA – April 22, 2010 – Washington Banking Company (Nasdaq: WBCO), the holding company for Whidbey Island Bank, announced today that its Board of Directors declared a regular cash dividend of $0.03 per common share.  The dividend increased from $0.025 the previous quarter, and it is payable May 19 to common shareholders of record on May 4, 2010.  This is the 48th consecutive quarter that Washington Banking has paid a cash dividend to holders of common stock.

“Our solid earnings and strong capital position allow us to continue the practice of paying dividends to our shareholders,” said Jack Wagner, President and CEO, “which is something we’ve enjoyed every quarter since our 1998 initial public offering.”

Today, Washington Banking reported first quarter 2010 income available to common shareholders was $1.6 million or $0.10 per diluted common share, compared to $1.3 million or $0.11 per diluted common share in the preceding quarter, and $1.2 million or $0.13 per diluted common share in the first quarter a year ago when there were fewer shares outstanding.

“Throughout this economic cycle, we have remained profitable each and every quarter,” Wagner added, “and I think this is going to be an exciting year.”  Last Friday, the company announced that its subsidiary, Whidbey Island Bank had acquired eight branch locations, deposits and approximately 60% of the assets of City Bank of Lynnwood through a purchase and assumption agreement with the FDIC.  The acquisition expands the franchise to 26 branches in six counties.

Direct deposit of dividends is available for registered holders of WBCO.  The quickest way for registered holders to have their dividends deposited directly into a transaction account is to log-in to the “Investor Centre” area of the transfer agent’s website at www.computershare.com.  Registered holders of WBCO shares may also enroll in this service by calling Computershare at 1-800-962-4284 and requesting an enrollment form.

ABOUT WASHINGTON BANKING COMPANY

Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank.  Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs.  Whidbey Island Bank operates 26 full-service branches located in six counties in Northwestern Washington.  In June 2009, Washington Banking was added to the Russell 2000 Index, a subset of the Russell 3000 Index.  Both indices are widely used by professional money managers as benchmarks for investment strategies.

www.wibank.com

This news release may contain forward-looking statements that are subject to risks and uncertainties.  These forward-looking statements describe management's expectations regarding future events and developments such as the transition of City Bank operations, employees and customers,  future operating results, BOLI contributions to revenue, availability of acquisition opportunities, growth in loans and deposits, credit quality and loan losses, and continued success of the Company’s business plan.  Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof.  The words “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements.  Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially.  In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others:  (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; (5) the ability to realize the efficiencies expected from investment in personnel and infrastructure; and (6) the inability to retain City Bank customers or employees and expenses associated with the integration of acquired City Bank operations.  Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made.  Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.